Exhibit 10.6

OYSTER POINT PHARMA, INC.

July 1, 2019

Daniel Lochner

[Personal address]

Dear Daniel:

On behalf of Oyster Point Pharma, Inc. (the “Company”), I am pleased to offer you the position of Chief Financial Officer. The terms of this offer are as follows:

1.

Employment. If you decide to join us, you will be employed on a full-time basis at the Company’s office located in Princeton, New Jersey, and your first day of employment will be on or around July 29, 2019 (the actual day your employment commences, the “Start Date”). You will carry out duties and responsibilities consistent with your position and other duties as may be assigned to you by the Company. You should note that the Company may modify your title and responsibilities at any time, with or without notice.

2.

Base Salary. You will receive an annual salary of $340,000.00 less all applicable taxes and withholdings, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. Your base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company and approved by the Company’s Board of Directors (the “Board”).

3.

Discretionary Bonus. You will be eligible to receive an annual bonus of up to 30% of your then existing annual base salary, based upon your performance and the Company’s achievement of milestones to be established by the Board, with the achievement of such milestones to be determined by the Board in its sole discretion. This bonus will be paid as soon as practicable after the Board determines that the bonus has been earned, but in no event will the bonus be paid after March 15 following the calendar year in which the bonus is earned.

4.

Equity. At the first meeting of the Board following your Start Date, management will recommend that the Board grant you an option to purchase 572,098 shares of the Company’s Common Stock (the “Shares”) at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board. Subject to the vesting acceleration provisions contained in this letter, the Shares shall vest over four years with 1⁄4 vesting on the 12-month anniversary of the grant, and the remainder vesting at a monthly rate of 1/36 beginning on the 12-month anniversary of the commencement of your employment, provided you remain employed by the Company on each such vesting date. Your purchase will be documented by and subject to the terms and conditions of the Company’s 2016 Equity Incentive Plan, as amended, and a stock option agreement thereunder.

5.

Benefits. As an employee, you will also be eligible to participate in any and all benefit programs that the Company establishes and makes generally available to similarly situated employees, provided that you are eligible under the plan documents that govern those programs. Employee benefits currently include health, vision and dental insurance. The Company may modify employee benefits from time to time as it deems necessary.

6.	Paid Time Off. You will be entitled to fifteen (15) business days of paid time off each year, accrued on a pro rata basis with each semi-monthly pay period.

7.

Severance. In the event your employment is terminated other than for Cause (as defined in Appendix A), death or Disability (as defined in Appendix A), or if you resign for Good Reason (as defined in Appendix A) (such qualifying termination of employment, a “Qualifying Termination”), in each instance within a Change of Control Period (as defined in Appendix A), the Company will, subject to your execution and nonrevocation of a release of claims in a form reasonably satisfactory to the Company (a “Release”) that becomes effective and irrevocable by the 60th day following your Qualifying Termination (the “Release Deadline Date”), (i) pay you an amount in lump sum equal to 12 months of your base salary as then in effect (provided that if your Qualifying Termination is a result of your resigning for Good Reason due to your base salary being reduced, your severance payment will not take into account such reduction), subject to applicable withholdings, (ii) if you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for you and your eligible dependents within the time period prescribed pursuant to COBRA, the Company will reimburse you for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to your Qualifying Termination) until the earlier of (A) a period of 12 months from the date of your Qualifying Termination, or (B) the date upon which you and/or your eligible dependents become covered under similar plans, (iii) pay you an amount in lump sum equal to 100% of your target annual bonus in the year of your Qualifying Termination, and (iv) accelerate and fully vest 100% of any outstanding and unvested Company equity awards you hold as of the date of your Qualifying Termination (for the avoidance of doubt, in the event your Qualifying Termination occurs prior to a Change of Control, any unvested portion of your then-outstanding equity awards will remain outstanding until the earlier of (x) three (3) months following the Qualifying Termination or (y) the occurrence of a Change of Control, solely so that any benefits due on a Qualifying Termination can be provided if a Change of Control occurs within the three (3) month period following the Qualifying Termination, provided that in no event will your stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration, and provided further that if no Change in Control occurs within the three (3) month period following a Qualifying Termination, any unvested portion of your equity awards automatically and permanently will be forfeited on the three (3) month anniversary following the date of the Qualifying Termination without having vested). COBRA reimbursements will be made by the Company to you consistent with the Company’s normal expense reimbursement policy. However, if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation,

Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide you with a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of Qualifying Termination (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you elect COBRA continuation coverage.

If the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any right to severance payments or benefits under this letter. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable. If the Release becomes effective by the Release Deadline Date, severance payments and benefits under this letter will commence on the Release Dead Date, except as otherwise required by Appendix A.

8.

Conduct. As a Company employee, you will be expected to abide by the Company’s rules and standards. You will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

9.

No Conflict. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with the Company or limiting the manner in which you may be employed, or which is in any way inconsistent with the terms of this offer letter. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your employment with the Company.

10.

Co-Employment. Your employment will be administered under a co-employment relationship between Oyster Point Pharma and Insperity. This means that Oyster Point Pharma handles the day-to-day activities related to its core business and your work, while Insperity handles the administrative responsibilities such as payroll processing, benefits, and human resources issues. You will receive further details from Insperity once you have accepted this offer.

11.

Proof of Legal Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. You must provide this documentation within three (3) business days of starting employment. Your employment with the Company is contingent on your satisfactory completion of this requirement.

12.

Invention and Non-Disclosure Agreement. As a condition of your employment, and prior to your first day or work, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Employee Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information.

13.

Relocation. The Company will provide you with a Signing Bonus of $80,000.00 to assist with your relocation to Princeton, New Jersey (the “Signing Bonus”). One half ($40,000.00) of the Signing Bonus will be paid to you, less applicable withholdings, within thirty business days following your Start Date. The second half ($40,000.00) of the Signing Bonus will be paid to you on the one (1) year anniversary of your Start Date. If your employment with the Company terminates on or prior to the one (1) year anniversary of your Start Date for any reason other than a Qualifying Termination, you will be required to repay the full amount of the Signing Bonus to the Company within thirty (30) business days following the date of the termination of your employment.

14.

At-Will Employment. Neither this letter nor the Employee Agreement shall be construed as an agreement, express or implied, to employ you for any stated term, nor shall in any way alter the Company’s policy of employment at-will, under which both you and the Company remain free to end the employment relationship at any time for any reason or for no reason, with or without notice. We request that, in the event of your resignation, you give the Company at least two weeks’ notice.

This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. These terms, including, but not limited to the at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

We are excited about your joining Oyster Point Pharma, and hope that you will accept our offer. If you decide to accept, and agree to the employment terms set forth in this letter, please sign and date this letter in the space provided below, and return it along with a signed copy of the Employee Agreement. A duplicate original is enclosed for your records. If you do not accept this offer by July 2, 2019 it shall be deemed withdrawn.

We look forward to your favorable reply and to working with you at Oyster Point Pharma, Inc.

Sincerely,

/s/ Jeffrey Nau
Jeffrey Nau
Chief Executive Officer

Agreed to and accepted:
Signature:	/s/ Dan Lochner
Printed Name:	Dan Lochner
Date:	7/2/2019

Enclosures

Duplicate Original Letter

Employment, Confidential Information, Invention Assignment and Arbitration Agreement

Appendix A

Section 409A

Notwithstanding anything to the contrary in this letter, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder (“Section 409A”) at the time of your termination, then the severance and any other separation benefits payable to you upon your separation from service, to the extent that the same constitute deferred compensation under Section 409A (the “Deferred Payments”), otherwise due to you on or within the six month period following your separation from service will accrue during such six (6) month period and will become payable in a lump sum payment on the date six months and one (1) day following the date of your termination (such rule, the “Six Month Delay Rule”). All subsequent Deferred Payments following the application of the Six Month Delay Rule, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Additionally, any Deferred Payments will be paid on, or, in the case of installments, will commence on the Release Deadline Date, or, if later, such time as required by the Six Month Delay Rule. Except as required by the Six Month Delay Rule, any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments shall be made as provided in this letter. It is the intent of this letter to comply with the requirements of Section 409A so that none of the severance payments will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Definitions

For purposes of this letter, a “Change of Control” means either: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity; or (ii) a sale of all or substantially all of the assets of the Company. Notwithstanding the foregoing, a Company transaction that does not constitute a change in control event under Treasury Regulation Section 1.409A-3(i)(5)(v) or Treasury Regulation Section 1.409A-3(i)(5)(vii) shall be not be considered a Change of Control for purposes of this letter. For the avoidance of doubt, a liquidation, dissolution or winding up of the Company, or assignment for the benefit of creditors shall not constitute a Change of Control event for purposes of this letter. Further, and notwithstanding the foregoing, any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change of Control for purposes of this letter

For purposes of this letter, “Change of Control Period” means the three (3) month period prior to, and the twelve (12) month period following, a Change of Control.

For purposes of this letter, “Cause” shall mean (i) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (ii) an act in connection with your employment which constitutes willful misconduct which is materially injurious to the Company, (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company, (iv) your willful breach of any obligations under any written agreement or covenant with the Company, or (v) your continued failure to perform your employment duties after you have received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties and have failed to cure such non-performance to the Company’s satisfaction within thirty (30) after receiving such notice.

For purposes of this letter, “Disability” means total and permanent disability as defined in Internal Revenue Code Section 22(e)(3), provided that the Company in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Company from time to time.

For purposes of this letter, “Good Reason” shall mean your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your express written consent: (i) a material reduction in your base salary; or (ii) the relocation of your principal place of employment to a location more than fifty (50) miles from the prior location (provided that a relocation to your home as your primary work location will not be considered a material change in geographic location). Your resignation will not be deemed to be for Good Reason unless you have first provided the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice, and such condition has not been cured during such period.